Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2011 Results

OLD GREENWICH, Connecticut—February 13, 2012

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended December 31, 2011.

Highlights

•

Net increase in shareholders’ equity resulting from operations (“net income”) for the fourth quarter was $1.7 million, or $0.10 per basic and diluted share; net income for the full year was $10.3 million or $0.61 per basic and diluted share.

•

Book value per share as of December 31, 2011 was $22.03 on a diluted basis after payment of a $0.40 per share third quarter dividend on December 15, 2011, as compared to book value per share of $22.32 on a diluted basis as of September 30, 2011.

•

The Company’s non-Agency MBS strategy generated a loss of $2.2 million for the quarter ended December 31, 2011, as mark-to-market losses on non-Agency RMBS and losses on credit hedges together exceeded non-Agency MBS interest income. For the full year, the non-Agency MBS strategy generated income in the amount of $13.2 million.

•

While the benchmark ABX.HE.AAA 06-2 index ended the quarter roughly where it began, a variety of technical factors caused the overall non-Agency RMBS market to decline over the course of the quarter, albeit modestly in comparison to the steeper declines of the previous two quarters. The Company’s recent rotation into 2006 and 2007 vintage subprime and Alt-B securities continues to augment yields on the long non-Agency RMBS portfolio.

•

The Company’s Agency RMBS strategy performed well during the quarter, generating $6.4 million in income, as the prepayment-protected sectors in which the Company invested appreciated relative to its TBA and interest rate swap hedges. Additionally, the Company actively manages its Agency RMBS portfolio, thereby enabling it to realize trading gains. The Agency RMBS results were achieved while also substantially limiting interest rate risk. For the full year, the Agency RMBS strategy generated income of $9.4 million.

•	The Company announced a dividend for the fourth quarter of 2011 of $0.40 per share payable March 15, 2012 to shareholders of record on March 1, 2012.

Fourth Quarter 2011 Results

For the fourth quarter of 2011, the Company recognized net income of $1.7 million, or $0.10 per diluted share. This compares to a net loss of $1.2 million, or $0.07 per diluted share for the quarter ended September 30, 2011. Losses in the Company’s non-Agency MBS strategy during the quarter were more than offset by strong results in the Agency RMBS strategy, which generated $6.4 million in net income with high portfolio turnover. This was a direct result of the Company’s strategy to invest in select (“specified”) prepayment-protected pools, such as those comprised of low loan balance mortgages and those containing mortgages not eligible for one of the government-sponsored refinancing programs. The Company’s specified Agency pools continued to prepay slowly, both on an absolute basis and relative to their generic TBA counterparts, which allowed the Company to capture greater net carry income on its Agency RMBS portfolio. Even more importantly, superior actual and forecast prepayment performance relative to TBAs led to significant price gains for these specified Agency pools, and by actively trading and rotating between sectors the Company monetized many of these gains. Meanwhile, the Company recognized a net loss of $2.2 million in its non-Agency MBS/Commercial Mortgage Loan strategy for the fourth quarter of 2011.

The net loss in the non-Agency MBS strategy was driven largely by valuation declines in non-Agency RMBS assets, and to a lesser extent by losses in credit hedges. The underlying mortgage loan performance for non-Agency RMBS remains strong, as evidenced by stabilization in delinquency roll rates and severity rates; the valuation declines were the result of technical, not fundamental, factors. With higher market yields – many in excess of 10% on a loss-adjusted basis – on both its existing portfolio and new purchases, the Company has continued to increase the weighted average yield of its overall non-Agency MBS portfolio. Losses in credit hedges were largely attributable to certain corporate instruments that now comprise a greater portion of the Company’s credit hedging portfolio. These corporate instruments ran up significantly in price throughout 2011 even while non-Agency RMBS prices fell sharply, and the Company continues to believe that they provide additional relative value and diversification for the Company’s hedging portfolio. The Company expects to experience some increased month-to-month volatility as a result of the inclusion of such corporate instruments in the portfolio, but over the longer term anticipates that their opportunistic use should enhance the hedging strategy.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended December 31, 2011, net-asset-value-based total return was 0.48%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through December 31, 2011 was 58.99%.

“Despite continued price declines in non-Agency RMBS, we were able to generate earnings both for the quarter and the full year,” said Laurence Penn, Chief Executive Officer and President of the Company. “During the fourth quarter, our Agency RMBS strategy performed extremely well, with return on equity in that strategy well exceeding 20% per annum. In this ultra-low interest rate environment where government refinancing programs are constantly changing, prepayment uncertainty continues to dominate the Agency RMBS market, and is expected to do so for the foreseeable future. With our focus on prepayment-protected sectors, our active trading style, and our tight interest rate risk management, we believe that 2012 will continue to provide excellent opportunities for our Agency RMBS strategy to add significantly to earnings.”

“Consistent with our previous guidance, we added non-Agency RMBS assets in the face of weakness,” Mr. Penn continued. “While price declines on our non-Agency MBS strategy dampened our fourth quarter results, fundamental performance of the underlying mortgage loans continues to stabilize. As a result, we are pleased with our position as we enter 2012, with a bigger portfolio of higher-yielding, fundamentally attractive non-Agency RMBS assets. The asset purchases we have made over the last two quarters have already added significant yield to our long portfolio, which is flowing through our results in the form of increased interest income. Since our liquidity remains high, we expect to modestly increase leverage as we continue to see buying opportunities in the market.”

The following table summarizes the Company’s operating results for the quarters ended December 31, 2011 and September 30, 2011 and for the year ended December 31, 2011:

(In thousands, except per share amounts)	Quarter Ended 12/31/11	Per Share	% of Average Shareholders’ Equity	Quarter Ended 9/30/11	Per Share	% of Average Shareholders’ Equity	Year Ended 12/31/11	Per Share	% of Average Shareholders’ Equity
Non-Agency MBS and Mortgage Loans:
Interest income	$10,093	$0.60	2.71%	$8,504	$0.50	2.24%	$34,041	$2.02	8.82%
Net realized gain (loss)	(157)	(0.01)	-0.04%	3,069	0.18	0.81%	18,366	1.09	4.76%
Net change in net unrealized loss	(7,726)	(0.46)	-2.07%	(15,007)	(0.89)	-3.95%	(46,935)	(2.78)	-12.16%
Net interest rate hedges	(89)	(0.01)	-0.02%	(5,951)	(0.35)	-1.57%	(8,171)	(0.48)	-2.12%
Net credit hedges	(3,120)	(0.18)	-0.84%	13,187	0.78	3.47%	19,895	1.18	5.16%
Interest expense	(1,194)	(0.07)	-0.32%	(1,021)	(0.06)	-0.27%	(3,967)	(0.23)	-1.03%

Total non-Agency MBS and Mortgage Loans profit (loss)	(2,193)	(0.13)	-0.58%	2,781	0.16	0.73%	13,229	0.80	3.43%

Agency RMBS:
Interest income	5,327	0.32	1.43%	7,084	0.42	1.86%	29,459	1.74	7.64%
Net realized gain	12,854	0.76	3.45%	10,265	0.61	2.70%	24,672	1.46	6.39%
Net change in net unrealized gain (loss)	(6,055)	(0.36)	-1.62%	7,588	0.45	2.00%	11,540	0.68	2.99%
Net interest rate hedges	(5,123)	(0.30)	-1.37%	(25,396)	(1.50)	-6.68%	(54,173)	(3.21)	-14.04%
Interest expense	(583)	(0.04)	-0.16%	(475)	(0.03)	-0.12%	(2,113)	(0.12)	-0.55%

Total Agency RMBS profit (loss)	6,420	0.38	1.73%	(934)	(0.05)	-0.24%	9,385	0.55	2.43%

Total non-Agency and Agency MBS and Mortgage Loans profit	4,227	0.25	1.15%	1,847	0.11	0.49%	22,614	1.35	5.86%

Other interest expense, net	(4)	—	0.00%	(14)	—	0.00%	(89)	(0.01)	-0.02%
Other expenses (excluding incentive fee)	(2,522)	(0.15)	-0.68%	(2,993)	(0.18)	-0.79%	(11,586)	(0.69)	-3.00%

Net increase (decrease) in shareholders’ equity resulting from operations (before incentive fee)	1,701	0.10	0.47%	(1,160)	(0.07)	-0.30%	10,939	0.65	2.84%

Incentive fee	—	—	0.00%	—	—	0.00%	(612)	(0.04)	-0.16%

Net increase (decrease) in shareholders’ equity resulting from operations	$1,701	$0.10	0.47%	$(1,160)	$(0.07)	-0.30%	$10,327	$0.61	2.68%

Weighted average shares & LTIP units outstanding	16,871			16,887			16,884
Average shareholder’s equity(1)	$373,084			$380,042			$385,820

(1)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of December 31, 2011 and September 30, 2011:

Bond Portfolio

	December 31, 2011					September 30, 2011
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS (2)	$736,869	$410,109	$55.66	$437,103	$59.32	$672,103	$395,337	$58.82	$414,195	$61.63
Non-Agency CMBS and Commercial Mortgage Loans	30,611	20,493	66.95	23,856	77.93	29,138	19,254	66.08	22,819	78.31

Total Non-Agency MBS and Commercial Mortgage Loans	767,480	430,602	56.11	460,959	60.06	701,241	414,591	59.12	437,014	62.32

Agency RMBS: (3)
Floating	35,988	37,956	105.47	37,342	103.76	49,798	52,641	105.71	52,076	104.58
Fixed	643,215	689,018	107.12	679,168	105.59	723,493	775,718	107.22	759,524	104.98

Total Agency RMBS	679,203	726,974	107.03	716,510	105.49	773,291	828,359	107.12	811,600	104.95

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,446,683	$1,157,576	$80.02	$1,177,469	$81.39	$1,474,532	$1,242,950	$84.29	$1,248,614	$84.68

Agency Interest Only RMBS	n/a	$5,337	n/a	$7,416	n/a	n/a	$5,461	n/a	$7,780	n/a
Non-Agency Interest Only RMBS and Other	n/a	$7,424	n/a	$7,482	n/a	n/a	$927	n/a	$1,195	n/a

TBAs:
Long	$30,500	$32,033	$105.03	$31,845	$104.41	$50,000	$53,013	$106.03	$53,036	$106.07
Short	(416,900)	(446,707)	107.15	(443,893)	106.47	(508,700)	(544,757)	107.09	(545,465)	107.23

Net Short TBAs	$(386,400)	$(414,674)	$107.32	$(412,048)	$106.64	$(458,700)	$(491,744)	$107.20	$(492,429)	$107.35

U.S. Treasury Securities:
Long	$10,000	$10,113	$101.13	$9,991	$99.91	$—	$—	$—	$—	$—
Short	(15,000)	(15,687)	104.58	(15,120)	100.80	(17,000)	(17,913)	105.37	(17,142)	100.84

Net Short U.S. Treasury Securities	$(5,000)	$(5,574)	$111.48	$(5,129)	$102.58	$(17,000)	$(17,913)	$105.37	$(17,142)	$100.84

Repurchase Agreements	$15,750	$15,750	$100.00	$15,750	$100.00	$18,035	$18,035	$100.00	$18,035	$100.00

Total Net Investments		$765,839		$790,940			$757,716		$766,053

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.
(2)	Excludes Interest Only and similar securities.
(3)	Excludes Interest Only securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position. Additionally, the Company does not generally settle its TBA purchases and sales.

Derivatives Portfolio

	December 31, 2011		September 30, 2011
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Long Mortgage Related: (2)
CDS on RMBS and CMBS Indices	$22,615	$(9,548)	$13,800	$(9,662)

Total Long Mortgage Related Derivatives	22,615	(9,548)	13,800	(9,662)

Net Short Mortgage Related: (1) (3)
CDS on RMBS and CMBS Indices	(82,642)	40,303	(85,717)	44,736
CDS on Individual RMBS and CMBS	(74,787)	61,498	(74,453)	59,906

Total Net Short Mortgage Related Derivatives	(157,429)	101,801	(160,170)	104,642

Net Mortgage Related Derivatives	(134,814)	92,253	(146,370)	94,980

Short CDS on Corporate Bond Indices	(106,500)	963	(19,700)	109
Short Total Return Swaps on Corporate Equities (4)	(20,571)	(274)	(14,613)	827

Interest Rate Derivatives:
Net Interest Rate Swaps (1)	(300,900)	(17,123)	(300,170)	(19,499)
Eurodollar Futures (5)	(147,000)	12	—	—

Total Net Interest Rate Derivatives	(447,900)	(17,111)	(300,170)	(19,499)

Total Net Derivatives	$(709,785)	$75,831	$(480,853)	$76,417

(1)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2011, derivative assets and derivative liabilities were $102.9 million and $27.0 million, respectively, for a net fair value of $75.8 million, as reflected in “Total Derivatives” above. As of September 30, 2011, derivative assets and derivative liabilities were $111.4 million and $35.0 million, respectively, for a net fair value of $76.4 million, as reflected in “Total Derivatives” above.

(2)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.
(5)	Every $1 million in notional value represents one contract.

The Company’s short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and short total return swaps on corporate equities are principally short equity positions in certain publicly traded, commercial property REITs.

The following table summarizes, as of December 31, 2011, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$99	$(163)
Agency Fixed Pools and IOs	6,673	(7,637)
TBAs	(2,902)	4,421
Non-Agency RMBS, CMBS, and Commercial Mortgage Loans	6,135	(6,202)
Interest Rate Swaps	(7,804)	7,540
Treasury Securities	125	(110)
Eurodollar Futures	(182)	182
Mortgage-Related Derivatives	(765)	915
Repurchase Agreements and Reverse Repurchase Agreements	(280)	318

	$1,099	$(736)

(1)

Based on the market environment as of December 31, 2011. The preceding analysis does not include sensitivities to changes in interest rates for our derivatives on corporate securities (whether debt or equity-related), or other categories of instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity

By Collateral Type

(In thousands)	As of December 31, 2011	For the Quarter Ended December 31, 2011		As of September 30, 2011	For the Quarter Ended September 30, 2011
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds
Non-Agency RMBS, CMBS and Other	$235,881	$229,450	2.08%	$212,825	$204,537	2.00%
Agency RMBS	660,329	686,363	0.34%	671,391	638,310	0.30%

Total	$896,210	$915,813	0.78%	$884,216	$842,847	0.71%

Leverage Ratio (1)	2.42:1			2.35:1

(1)	The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”).

By Remaining Maturity (1)

(In thousands)	As of December 31, 2011		As of September 30, 2011
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$558,695	62.4%	$429,258	48.5%
31-60 Days	249,961	27.9%	240,305	27.2%
61-90 Days	37,976	4.2%	98,679	11.2%
91-120 Days	—	0.0%	93,697	10.6%
121-150 Days	4,343	0.5%	—	0.0%
151-180 Days	45,235	5.0%	17,934	2.0%
181-360 Days	—	0.0%	4,343	0.5%

	$896,210	100.0%	$884,216	100.0%

(1)

Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which we will not take delivery of the borrowed funds until after the applicable period end.

(2)

Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The Company’s borrowed funds are in the form of reverse repos. The weighted average remaining term on the Company’s reverse repos as of December 31, 2011 and September 30, 2011 were 33 and 44 days, respectively. The decline in the weighted average remaining maturity was due primarily to a modest shift to shorter-term financing for our Agency whole pools. As is often the case, financing costs increased as year end approached, and in response the Company shifted some of its Agency borrowings to shorter maturities, as it expected financing costs to drop after year end. With financing costs now having generally moderated back to pre-year end levels, as expected, the Company has subsequently re-lengthened its Agency borrowings. Meanwhile, other than a slight increase in average required haircuts, the terms of the Company’s non-Agency reverse repos did not change much over the course of the quarter. The Company’s borrowings outstanding under reverse repos were with a total of nine counterparties as of December 31, 2011. As of December 31, 2011, the Company had liquid assets in the form of cash and cash equivalents in the amount of $62.7 million. In addition, at December 31, 2011, the Company held investments in unencumbered Agency pools on a settlement date basis in the amount of $27.4 million.

Hedging Summary

The following table summarizes (in thousands) the components of the Company’s hedging results for the quarter ended December 31, 2011 and September 30, 2011:

Hedges:	Quarter Ended 12/31/11				Quarter Ended 9/30/11
	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,299)	$(1,937)	$2,025	$(1,211)	$(1,594)	$(1,379)	$(14,912)	$(17,885)
Eurodollar Futures	—	1	12	13	—	(375)	369	(6)
Net TBA’s Held Short	—	(625)	(3,310)	(3,935)	—	(11,164)	(837)	(12,001)
Net U.S. Treasuries Held Short	(71)	(333)	325	(79)	(108)	(600)	(747)	(1,455)

Total Interest Rate Hedges	(1,370)	(2,894)	(948)	(5,212)	(1,702)	(13,518)	(16,127)	(31,347)

Credit Hedges	(454)	3,448	(6,114)	(3,120)	(369)	9,940	3,616	13,187

Total Hedges	$(1,824)	$554	$(7,062)	$(8,332)	$(2,071)	$(3,578)	$(12,511)	$(18,160)

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 2.7% and 3.1% on an annualized basis of average shareholders’ equity for each of the quarters ended December 31, 2011 and September 30, 2011, respectively. For the full year ended December 31, 2011, this ratio was 3.0%. No incentive fees were incurred for the quarters ended December 31, 2011 or September 30, 2011.

Dividends

During the quarter ended December 31, 2011, the Company paid a dividend for the third quarter of 2011 in the amount of $0.40 per share. Dividends paid to date related to 2011 total $1.20 per share.

On February 9, 2012, the Company’s Board of Directors declared a fourth quarter 2011 dividend of $0.40 per share, payable on March 15, 2012 to shareholders of record on March 1, 2012, which will result in cumulative dividends related to 2011 of $1.60 per share. The Company’s present intention is to pay quarterly and special dividends so that at least 100% of the Company’s net income each calendar year has been distributed prior to April of the subsequent calendar year, subject to potential adjustments for changes in common shares outstanding. In May 2011, the Company’s management announced that it expected to continue to recommend dividends of $0.40 per common share each quarter together with any potential special dividends to be declared following the end of each fiscal year as may be necessary to meet the Company’s targeted 100% payout ratio. Given that the cumulative dividends related to 2011 exceed 2011 earnings, no special dividend will be paid related to the year ended December 31, 2011.

Share Repurchase Program

On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations. To date, the Company has repurchased 60,980 shares under this program at an aggregate cost of $1.1 million, or an average cost per share of $17.22 per share.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, February 14, 2012, to discuss its financial results for the quarter ended December 31, 2011. To participate in the event by telephone, please dial (877) 941-0843 at least 10 minutes prior to the start time and reference the conference passcode 4510294. International callers should dial (480) 629-9866 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the “For Our Shareholders” section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under “For Our Shareholders—Presentations.”

A dial-in replay of the conference call will be available on Tuesday, February 14, 2012, at approximately 1 p.m. Eastern Time through Tuesday, February 21, 2012 at approximately 1 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4510294. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “may,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, performance of the Company’s investment and hedging strategies, management’s beliefs regarding the current economic environment and housing market including projections regarding yields on investments, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company’s intended dividend policy and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 16, 2011 and Item 1A of our Quarterly Report on Form 10-Q filed on November 9, 2011 which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:	Media Contact:
Neha Mathur	Shawn Pattison or Dana Gorman
Vice President	The Abernathy MacGregor Group, for
Ellington Financial LLC	Ellington Financial LLC
(203) 409–3575	(212) 371–5999

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2011	September 30, 2011	December 31, 2011
Investment income
Interest income	$15,442	$15,597	$63,540

Expenses
Base management fee	1,396	1,418	5,744
Incentive fee	—	—	612
Interest expense	1,874	1,627	6,647
Other operating expenses	1,126	1,575	5,842

Total expenses	4,396	4,620	18,845

Net investment income	11,046	10,977	44,695

Net realized gain (loss) on:
Investments	11,739	1,570	10,524
Swaps	(571)	6,779	17,400
Futures	1	(375)	(1,093)

	11,169	7,974	26,831

Change in net unrealized gain (loss) on:
Investments	(16,766)	(9,003)	(39,321)
Swaps	(3,760)	(11,477)	(22,780)
Futures	12	369	902

	(20,514)	(20,111)	(61,199)

Net realized and unrealized gain (loss) on investments and financial derivatives	(9,345)	(12,137)	(34,368)

Net increase (decrease) in shareholders’ equity resulting from operations	$1,701	$(1,160)	$10,327

Net increase (decrease) in shareholders’ equity resulting from operations per share:
Basic and diluted	$0.10	$(0.07)	$0.61

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2011	September 30, 2011	December 31, 2010 (1)
ASSETS
Cash and cash equivalents	$62,737	$41,611	$35,791

Investments, financial derivatives and repurchase agreements:
Investments at value (Cost - $1,234,203, $1,310,625 and $1,232,484)	1,212,483	1,302,351	1,246,067
Financial derivatives - assets (Cost - $118,281, $119,307 and $208,958)	102,871	111,405	201,335
Repurchase agreements (Cost - $15,750, $18,035 and $25,684)	15,750	18,035	25,684

Total Investments, financial derivatives and repurchase agreements	1,331,104	1,431,791	1,473,086

Deposits with dealers held as collateral	34,163	36,669	20,394
Receivable for securities sold	533,708	890,429	799,142
Interest and principal receivable	6,127	7,598	5,909
Other assets	216	234	—

Total assets	$1,968,055	$2,408,332	$2,334,322

LIABILITIES
Investments and financial derivatives:
Investments sold short at value (Proceeds - $459,013, $562,607 and $775,782)	$462,394	$562,670	$775,145
Financial derivatives - liabilities (Net Proceeds - $9,636, $13,825 and $17,718)	27,040	34,988	21,030

Total investments and financial derivatives	489,434	597,658	796,175

Reverse repurchase agreements	896,210	884,216	777,760
Due to brokers on margin accounts	79,735	92,064	166,409
Payable for securities purchased	127,517	453,464	184,013
Accounts payable and accrued expenses	1,845	1,888	2,485
Accrued base management fee	1,396	1,418	1,525
Accrued incentive fees	—	—	1,422
Interest and dividends payable	1,002	950	861

Total liabilities	1,597,139	2,031,658	1,930,650

SHAREHOLDERS’ EQUITY	370,916	376,674	403,672

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,968,055	$2,408,332	$2,334,322

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,447,651, 16,489,881 and 16,498,342 shares issued and outstanding)	$362,047	$367,804	$394,918
Additional paid-in capital - LTIP units	8,869	8,870	8,754

Total Shareholders’ Equity	$370,916	$376,674	$403,672

PER SHARE INFORMATION:
Common shares, no par value	$22.55	$22.84	$24.47

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs, no par value	$22.03	$22.32	$23.91

(1)	Derived from audited financial statements as of December 31, 2010.